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                             Franklin Wireless Corp.
                        5440 Morehouse Drive, Suite 1000
                               San Diego, CA 92121


                               September 29, 2009

Securities and Exchange Commission
Washington, D.C. 20549

         Re:   Franklin Wireless Corp.
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               Amendment No. 1 to Form 8-K
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               File No. 0-11616
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Dear Sirs:

         This is to acknowledge, on behalf of Franklin Wireless Corp., a Nevada corporation (the "Company"), that:

         o The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

         o Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

         o The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                                         Very truly yours,

                                                         /s/ OC Kim
                                                         ----------
                                                         OC Kim
                                                         Chief Executive Officer